Exhibit 10.23

D I R E C T O R S  S T O C K  A G R E E M E N T

Non-transferable

G R A N T  T O

(“Grantee”)

by Assurant, Inc. (the “Company”) of

shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Assurant, Inc. Amended and Restated Directors Compensation Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).

The Shares are not subject to forfeiture, but are subject to a minimum holding period as provided in Section 2 of the Terms and Conditions.

IN WITNESS WHEREOF, Assurant, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

ASSURANT, INC.

By:
[Authorized Officer]
Grant Date:

Accepted by Grantee:

TERMS AND CONDITIONS

1. Grant of Shares.    Assurant, Inc. (the “Company”) hereby grants to the Grantee named on Page 1 hereof (“Grantee”), subject to the transfer restrictions and the other terms and conditions set forth in the Plan and in this award agreement (this “Agreement”), the number of Shares indicated on Page 1 hereof. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Minimum Holding Period.    Grantee may not sell, transfer, exchange, assign, pledge, hypothecate or otherwise encumber the Shares to or in favor of any party other than the Company, or subject the Shares to any lien, obligation or liability of Grantee to any other party other than the Company, until the earlier of (i) the fifth anniversary of the Grant Date, or (ii) Grantee’s termination as a director of the Company for any reason (the “Minimum Holding Period”).

4. Delivery of Shares.    The Shares will be registered in the name of Grantee as of the Grant Date and will be issued in certificated or uncertificated form. Any certificate issued during the Minimum Holding Period with respect to such Shares shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including restrictions against transfer) contained in a Directors Stock Agreement between the registered owner of the shares represented hereby and Assurant, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Assurant, Inc.”

Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Minimum Holding Period. If the Shares are issued in uncertificated form, during the Minimum Holding Period the Company shall instruct the transfer agent not to permit the transfer of the Shares until the expiration of the Minimum Holding Period.

5. Voting and Dividend Rights.    Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Minimum Holding Period.

6. Changes in Capital Structure.    The provisions of the Plan shall apply in the case of a change in the capital structure of the Company. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the Shares then subject to this Agreement shall automatically be adjusted proportionately, and any resulting shares payable with respect to the Shares granted hereby shall be subject to any remaining Minimum Holding Period for such Shares.

7. No Right of Continued Service.    Nothing in this Agreement shall confer upon Grantee any right to continue as a director of the Company.

8. Tax Effects.    Because the Shares are not subject to forfeiture, Grantee will recognize ordinary income on the Grant Date equal to fair market value of the Shares as of the Grant Date, notwithstanding the transfer restrictions.

9. Plan Controls.    The terms contained in the Plan are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

10. Successors.    This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

11. Severability.    If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice.    Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

        Assurant, Inc.

        One Chase Manhattan Plaza, 41st Floor

        New York, New York 10005

        Attn: Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.